Gulf Resources Announces Asset Purchase Agreement
                       with Shouguang City Qinshuibo Area

 Acquisition expected to add approximately 5,300 tons of potential incremental annual bromine production capacity equating to $10 million in revenue

LOS ANGELES and SHENZHEN, China, April 10, 2007 /Xinhua-PRNewswire/ -- Gulf Resources, Inc. (the "Company") (OTC Bulletin Board: GUFR - News) a leading producer of Bromine and crude salt in China through its wholly-owned subsidiary Shuoguang City Haoyuan Chemical Company Limited (SCHC), announced today it signed a definitive agreement to acquire substantially all of the assets of Shouguang City Qinshuibo Area, a bromine producer located in close proximity to SCHC for approximately $5.1 million in total consideration.

The assets include a 50-year mineral rights and land lease covering 1,846 acres, or 7.5 square kilometers of property, with proven reserves of 34,400 of bromine being serviced by 575 wells. Additional assets to be conveyed with the purchase include the related production facility, pipelines and other production equipment, as well as the current buildings and other assets on the property. The Company executed an asset purchase agreement with Mr. WENBO YU, the sole owner, on April 4th, 2007.

The facility is currently producing approximately 3,500 tons of bromine annually, which equates to $6.5 million in revenues at current market prices. Gulf Resources will implement a new processing facility and associated pipelines during 2007. These improvements are budgeted at approximately $1 million and are expected to initially increase the annual bromine production output to 4,700 tons, ultimately reaching 5,300 tons during 2008. In addition, the Company estimates the property will yield approximately 125,000 tons of annual crude salt production, adding $1.3 million in incremental revenue potential.

"The acquisition of Shouguang City Qinshuibo Area is expected to ultimately increase our overall bromine production capacity by approximately 50 percent, to over 15,000 tons annually and be accretive to 2007 earnings," stated Ming Yang, CEO, Gulf Resources, Inc. This acquisition is consistent with our strategic plan to acquire other local bromine producers and their reserves, while increasing output by expanding and improving production facilities. We will leverage our valuable production and distribution licenses, while leveraging economies of scale and a stronger distribution platform for future margin enhancements. The fifty year lease has been paid in full and significantly increases our total bromine reserves and crude salt production capabilities."

Consideration for the asset purchase includes approximately $3 million in cash, which will be secured by a promissory note and approximately $2 million worth of restricted Gulf Resources (GUFR) common stock equating to approximately 780,000 shares based on an April 4, 2007 closing share price of $2.55 per share.


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The acquisition is subject to various conditions, including applicable regulatory approvals, and transaction was formerly closed on April 7, 2007. Further details on the terms of this transaction can be found in the Company's 8-K filed with the Securities and Exchange Commission on April 10, 2007.

Gulf Resources, Inc.

Gulf Resources, Inc, operates through two wholly-owned subsidiaries: SCHC which is engaged in manufacturing and trading Bromine and Crude Salt in China. Bromine is used to manufacture a wide variety of bromine compounds used in industry and agriculture, and SYCI which manufactures and sells chemical products utilized in oil & gas field explorations and as papermaking chemical agents. For more information, please visit http://www.gulfresourcesco.com.

Safe Harbor Statement:

Certain statements in this news release may contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: the ability of Gulf to complete the asset purchase of Shouguang City Qinshuibo Area, the general economic and business conditions in the PRC, product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and crude salt, changes in technology, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Investor Relations Contact:
Ethan Chuang (714) 858-1147
Ethan@gulfresourcesco.com

Matthew Hayden
HC International, Inc.
(858) 704-5065
matt@haydenir.com


Source: Gulf Resources, Inc.